Exhibit 99(c)

KEYCORP STUDENT LOAN TRUST 2000-B
OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A. ELT	Deutsche Bank Trust Company Americas, IT
4 New York Plaza, 6th Floor	60 Wall Street, 26th Floor
New York, NY 10004	New York, NY 10005
Attn: ITS – Global Debt	Attn: Structured Finance Services
Phone: (212) 623-5427	Mail Stop NYC60-2606
Fax: (212) 623-5933	Phone: (212) 250-8222
Fax: (212) 797-8606

KeyBank National Association	MBIA Insurance Corporation
800 Superior Avenue, 4th Floor	113 King Street
Cleveland, OH 44114	Armonk, NY 10504
Attn: President, KER	Attn: Data Administration
Phone: (216) 828-4293	Phone: (914) 765-3772
Fax: (216) 828-9301	Fax: (914) 765-3810

Pursuant to Section 3.08 of the Subservicing Agreement between KeyBank National Association, successor in interest to Key Bank USA, National Association as Master Servicer and Great Lakes Educational Loan Services, Inc., as Subservicer, dated as of September 1, 2000 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Subservicer from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned’s knowledge, based on the review, the Subservicer has fulfilled all its obligations under the Agreement throughout such period.

The undersigned also hereby certifies that the Subservicer has disclosed to the Master Servicer and to the Trust’s certified public accountants all significant deficiencies relating to the Subservicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the standard as set forth in the Agreement.

Great Lakes Educational Loan Services, Inc.,
Subservicer

Date: February 15, 2005	By:	/S/MICHAEL J. NOACK

Name: Michael J. Noack
Title: Chief Servicing Officer